Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contacts:
Media Alice S. Ericson 860-403-5946 alice.ericson@phoenixwm.com Sard Verbinnen & Co Denise DesChenes / Jenny Gore 212-687-8080 / 312-895-4700	Investors Naomi Baline Kleinman 860-403-7100 pnx.ir@phoenixwm.com

Nassau Reinsurance Group Holdings Completes Acquisition of The Phoenix Companies

•	Phoenix Becomes Nassau Re’s U.S. Life and Annuity Platform

•	$100 Million of New Equity Capital and Reinsurance Transaction Bolster Financial Strength

•	Changes to the Phoenix Management Team

New York and Hartford, Conn., June 20, 2016 –Nassau Reinsurance Group Holdings, L.P. (“Nassau Re”) and The Phoenix Companies, Inc. (NYSE:PNX) (“Phoenix” or the “company”) today announced the successful completion of Nassau Re’s previously announced acquisition of Phoenix after receipt of insurance regulatory approvals from the Connecticut Insurance Department and the New York State Department of Financial Services.

Phoenix is now a privately held, wholly owned subsidiary of Nassau Re, serving as its U.S. life and annuity platform. In addition, Saybrus Partners, Inc., Phoenix’s distribution subsidiary, (“Saybrus Partners”) has become a subsidiary of Nassau Re, held outside of Phoenix.

As part of the transaction, Nassau Re contributed $100 million of new equity capital into Phoenix at closing. Additionally, Nassau Re funded $80 million of new equity capital to Nassau Re’s reinsurance affiliate related to a reinsurance agreement between this affiliate and PHL Variable Insurance Company (“PHL Variable”), one of Phoenix’s operating subsidiaries. Both actions will immediately improve Phoenix’s capital adequacy and overall financial strength. In particular, after giving effect for the acquisition, holding company liquidity and PHL Variable’s estimated risk-based capital ratio as of March 31, 2016 would have improved significantly.

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The Phoenix Companies, Inc. … 2

Phillip J. Gass, Nassau Re’s chief executive officer, will also serve as Phoenix’s chief executive officer, effective immediately. James D. Wehr, who has served as Phoenix’s president and chief executive officer since 2009, is retiring effective July 1, 2016. Mr. Wehr joined Phoenix in 1981 and was chief investment officer prior to being named chief executive officer.

CEO Comments

“The acquisition of Phoenix represents an important milestone for Nassau Re as we build our U.S. life and annuity business. As a private company, with substantial new equity capital and the execution of the reinsurance agreement, Phoenix has greatly improved its capital adequacy and liquidity. We believe this will accelerate its turnaround.” Mr. Gass said.

“Phoenix has a 165-year history and a well-recognized brand, and the management team and I are excited to start a new chapter for the company. Our immediate priorities are to bolster Phoenix’s ratings and risk-based capital ratios while improving the company’s profitability. We are also excited to build out Nassau Re’s insurance distribution platform over the years ahead, starting with the acquisition of Saybrus Partners,” he said.

“I want to thank Jim Wehr for his leadership through a challenging period and market environment as well as his implementation of a solid service and product strategy that includes the success of Saybrus Partners. Jim’s contributions over his three decades at Phoenix cannot be overstated, and we wish him all the best in his future endeavors,” Mr. Gass said.

Management Team

Phoenix today announced that Kostas Cheliotis, Nassau Re’s chief operating officer and general counsel, will also serve as Phoenix’s general counsel, effective immediately. John T. Mulrain, who has served as Phoenix’s general counsel and secretary since 2009, is retiring effective July 1, 2016. Mr. Mulrain joined Phoenix in 1992 and served in various capacities within the Law Department.

As previously announced, Ernest McNeill, Jr., was named chief financial officer upon closing, succeeding Bonnie J. Malley. He will also serve as Phoenix’s treasurer.

Other members of Phoenix’s senior management team are:

•	Jody A. Beresin, chief administrative officer
•	Thomas M. Buckingham, chief operating officer
•	Robert J. Lombardi, chief actuary
•	Gina Collopy O’Connell, chief risk officer
•	Christopher M. Wilkos, chief investment officer

Edward W. Cassidy will continue to serve as managing principal of Saybrus Partners, Inc.

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The Phoenix Companies, Inc. … 3

Phoenix Common Stock and Quarterly Interest Bonds

Phoenix stockholders have the right to receive $37.50 in cash, without interest, for each share of common stock held. Phoenix’s common stock will cease trading at the close of market today and will be delisted from the New York Stock Exchange.

Phoenix intends to delist its 7.45% Quarterly Interest Bonds due 2032 (CUSIP 71902E208) (NYSE:PFX) from the New York Stock Exchange. The bonds will begin trading in the over the counter market on June 27, 2016. The TRACE symbol for this security will be PNX3814338.

About Phoenix

Founded in 1851, The Phoenix Companies, Inc. offers annuities and life insurance designed to meet income and protection needs of families and individuals planning for or living in retirement. Our products are available primarily through independent agents and financial professionals. Phoenix is a wholly owned subsidiary of Nassau Re and is headquartered in Hartford, Connecticut. We have two insurance company operating subsidiaries: Phoenix Life Insurance Company, with a statutory home office in East Greenbush, New York, and PHL Variable Insurance Company, with a statutory home office in Hartford, Connecticut. For more information, visit www.phoenixwm.com.

About Nassau Re

Nassau Reinsurance Group Holdings, L.P. was founded in 2015 with an equity seed capital commitment of $750 million provided by Golden Gate Capital, a private investment firm with over $15 billion of committed capital. Nassau Re’s mission is to build a franchise across the insurance value chain. Nassau Re’s extensive experience as owner-operators of numerous insurance and financial services businesses provides a competitive advantage in building a unique platform over the long term. Subsidiaries currently include The Phoenix Companies, Inc., Nassau Asset Management, LLC, Saybrus Partners, Inc., and Nassau Re (Cayman) Ltd., with pending acquisitions of Constitution Life Insurance Company, a Texas domiciled insurance company, and Pyramid Life Insurance Company, a Kansas domiciled insurance company, expected to close in 2016. Nassau Re has pro forma consolidated assets of $17.2 billion (including pending acquisitions). For more information, visit www.nsre.com.

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The Phoenix Companies, Inc. … 4

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Phoenix concerning the proposed transaction involving Phoenix and Nassau and other future events and their potential effects on Phoenix. Such statements are based upon the current beliefs and expectations of Phoenix’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the transaction, many of which are beyond Phoenix’s control.

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